Exhibit 10.6

REINSURANCE GROUP OF AMERICA, INCORPORATED
PHANTOM STOCK PLAN FOR DIRECTORS
As Amended and Restated Effective October 25, 2023

REINSURANCE GROUP OF AMERICA, INCORPORATED
PHANTOM STOCK PLAN FOR DIRECTORS
ARTICLE I
NAME AND PURPOSE
1.1    Name. The name of this Plan is the "Reinsurance Group of America, Incorporated Phantom Stock Plan for Directors."
1.2    Purpose. The Company has established this Plan to encourage the highest level of director performance by members of the Board of Directors of the Company, by providing certain outside directors with deferred compensation based on the Company’s success and progress. The Plan is hereby amended and restated as provided herein and shall be effective with respect to amounts deferred on or after October 25, 2023, except with respect to Section 7.4, which apply to outstanding Performance Units granted at any time under the Plan.
ARTICLE II
DEFINITIONS OF TERMS AND RULES OF CONSTRUCTION
2.1    General Definitions. The following words and phrases, when used in the Plan, unless otherwise specifically defined or unless the context clearly otherwise requires, shall have the following respective meanings:
(a)Account. Account shall have the meaning given such term in ARTICLE VI.
(b)Affiliate. A Parent or Subsidiary of the Company, a Subsidiary of a Parent and any limited liability company, partnership, corporation, joint venture, or any other entity in which the Company or any such Subsidiary owns an equity interest.
(c)Board. The Board of Directors of the Company.
(d)Code. The Internal Revenue Code of 1986, as amended and in effect from time to time, or any successor statute. Any reference to the Code includes the regulations promulgated pursuant to the Code.
(e)Common Stock. Any class of the Company's common stock or any securities issued in respect thereof by the Company or any successor to the Company as a result of an event described in ARTICLE X and Section 11.10 hereof.
(f)Company. Reinsurance Group of America, Incorporated, a Missouri corporation, or any successor to all or substantially all of its business by merger, consolidation, purchase of assets or otherwise.

(g)Deferral Period. Deferral Period shall have the meaning given such term in Section 5.3.

(h)Director. A duly elected and acting member of the Board who receives Director’s Fees from the Company for his or her services as a member of the Board and who is not an officer or employee of the Company or any of its Affiliates.
(i)Director’s Fees. Any and all of the following, whether payable in cash or Common Stock:
(i)Annual retainer fees for services as a Director (including retainers paid to Board and Committee chairs);
(ii)Board and Committee meeting attendance fees; and
(iii)Any other form of compensation (including cash, equity grants or performance units) paid to a Director for service as a member of the Board, a Committee or a Board sub-group.
(j)Disability. A physical or mental condition which, in the opinion of a qualified doctor of medicine chosen by the Company, permanently prevents a Director from carrying out his or her duties as a member of the Board.
(k)Dividend Equivalents. Dividend Equivalents shall have the meaning given such term in Section 7.4.
(l)Effective Date. The date that the Plan, as amended and restated herein, is approved by the shareholders of the Company which must occur within one year before or after approval by the Board.
(m)Fair Market Value. The closing price of a share of Common Stock on the New York Stock Exchange on a given date, or in the absence of market transactions on such date, the closing price of a share of Common Stock on the New York Stock Exchange on the last day on which a sale occurred prior to such date. If the shares are not listed on the New York Stock Exchange, Fair Market Value shall be what the Board determines in good faith to be 100% of the fair market value of a share on that date. The determination of Fair Market Value shall be subject to adjustment as provided in ARTICLE X.
(n)Parent. Any corporation that is a “parent corporation,” as that term is defined in Section 424(e) of the Code, or any successor provision.
(o)Participant. A Director who has satisfied the eligibility requirements of Section 4 and who has Performance Units credited to his or her Account.

(p)Performance Unit. A hypothetical share of Common Stock allocated to a Participant on the Company’s records based on the Fair Market Value of the Common Stock at the time of the grant.
(q)Plan. Plan shall have the meaning given such term in ARTICLE I.
(r)Plan Year. The calendar year.

(s)Retirement. Retirement of a Participant as a Director.
(t)Subsidiary. Any corporation that is a “subsidiary corporation,” as that term is defined in Section 424(f) of the Code, or any successor provision.
2.2    Other Definitions. In addition to the above definitions, certain words and phrases used in the Plan may be defined in other portions of the Plan.
ARTICLE III
ADMINISTRATION
3.1    Board. The Board shall administer the Plan. Questions involving eligibility, benefits or the interpretation or operation of the Plan shall be referred to the Board. All determinations of the Board, in its sole discretion, shall be conclusive. The Board may obtain such advice or assistance as it deems appropriate from persons not serving on the Board.
3.2     Expenses. All costs and expenses incurred in the operation and administration of this Plan will be borne by the Company.
ARTICLE IV
ELIGIBILITY
4.1    Participants. Each Director who is a Participant on May 23, 2017 shall continue to be a Participant as of such date. Each individual who becomes a Director on or after May 23, 2017 shall be eligible to participate as of the beginning of the next Plan Year.
ARTICLE V
PERFORMANCE UNITS
5.1    Number of Performance Units. The total number of Performance Units that may be granted under this Plan shall not exceed 155,000.
5.2     Election to Receive and Defer Performance Units. With respect to each Plan Year, a Participant shall be eligible to receive a grant of Performance Units in lieu of all or any portion of his or her Director’s Fees by making and filing with the Board a written election by the date specified by the Company, which shall be no later than the December 31 prior to the first day of the Plan Year in which such Director’s Fees would otherwise be earned.
5.3     Deferral Period. A Participant who elects to receive a grant of Performance Units in lieu of his or her Director’s Fees for any Plan Year under Section 5.2 shall also be eligible at such time to elect to defer payment of such Performance Units (i) for a period of five (5) or seven (7) years from the last day of the calendar year in which a Performance Unit is granted or (ii) to Retirement (“Deferral Period”). The Participant shall designate to receive payment of such Performance Units in a single payment or up to five substantially equal annual installment payments. With respect to each grant of Performance Units, a Participant may elect a different Deferral Period and manner of payment hereunder. A Participant who does not affirmatively elect a Deferral Period shall be deemed to have elected a Deferral Period until Retirement with distribution to be made in a single payment.

5.4     Irrevocability. Any election (or deemed election) under ARTICLE V with respect to a Performance Unit shall become irrevocable as of the December 31 prior to the first day of the calendar year in which such Performance Unit is granted.
5.5     Changes. In accordance with the provisions of this Section 5.5, a Participant may change the Deferral Period and/or the form of payment for Performance Units which relate to a particular year by making a re-deferral election and/or an election to have such Performance Units paid in a different form. Any election under this Section 5.5 must comply with all of the following requirements: (i) no prior election to change the Deferral Period or form of payment may have been made with respect to the same year’s deferrals, (ii) the election is made at least one year prior to the date the distribution would otherwise have begun, (iii) the first payment with respect to which such election is made shall be deferred for a period of not less than five years from the date such payment would otherwise have been made, and (iv) any election related to a payment that was otherwise to be made at a specified time may not be made less than twelve months prior to the date of the first scheduled payment. For purposes of applying the provisions of this Section 5.5, installment payments shall be considered a single payment for purposes of applying these subsequent deferral election rules.
ARTICLE VI
ACCOUNTS
6.1     Performance Unit Accounts. Performance Units shall be credited to a Performance Unit Account (the “Account”) established and maintained for a Participant. The Performance Units shall be allocated to a Participant’s Account annually on the same day the annual equity grant is made to Directors, unless the Board approves a different allocation date. The number of Performance Units shall equal the number of full shares of Common Stock that the amount of the deferred Director’s Fees would have purchased at Fair Market Value on the allocation date. Partial Performance Units will not be allocated, and standard rounding will be applied to determine the number of full Performance Units. The Account of a Participant shall be the record of Performance Units granted to him or her under the Plan, is solely for accounting and record keeping purposes and shall not require a segregation of any Company assets or setting aside for or registering in the name of a Participant any Common Stock. In addition, the existence of such record and the Account shall not be deemed to create a trust of any kind or a fiduciary relationship between the Company and a Participant or his or her beneficiary. Each allocation of Performance Units under the Plan to a Participant and the number and value of such Performance Units as of the date of allocation shall be communicated annually to the Participant.
ARTICLE VII
RESTRICTIONS AND PAYMENTS
7.1     Restrictions. The Participant shall have no rights and privileges of a shareholder as to the Performance Units credited to his or her Account. Accordingly, the Participant shall have no right to receive dividends actually paid or distributed at the time declared (other than Dividend Equivalents granted under Section 7.4) and no right to vote on account of any allocation of Performance Units to his or her Account. In addition, no interest in the Performance Units or any Account may be sold, transferred, assigned, pledged or otherwise encumbered or disposed of at any time.
7.2     Payment of Performance Units. Except as otherwise provided under this ARTICLE VII, distribution of the Performance Units shall occur (or commence in the case of annual installments) on the date immediately following the last day of the applicable Deferral Period. Distribution shall be made in a single payment, unless at the time of deferral the Participant had elected to receive payment in annual installments. The Board shall have the sole discretion to determine whether such distribution shall be made in cash or in stock.
(1)Lump Sum Payments. If distribution shall be made in a single lump sum, the amount of the distribution shall equal (i) the Fair Market Value of a share of Common Stock as of the last day of the Deferral Period multiplied by the number of Performance Units credited to his or her account on such date, or (ii) one share of Common Stock in lieu of cash for each Performance Unit credited to his or her account on the last day of the Deferral Period.
(2)Annual Installments. If distribution shall be made in annual installments, the amount of each installment shall equal (i) the Fair Market Value of a share of Common Stock as of the last day of the Deferral Period (or the applicable annual anniversary thereof), multiplied by the number of Performance Units being distributed in such installment, or (ii) one share of Common Stock in lieu of cash for each Performance Unit being distributed in that installment.
7.2     End of Directorship. If a Participant ceases to be a Director prior to the end of the Deferral Period, distribution of all Performance Units allocated to such Participant’s Account shall be made or commence at the time and in the form of payment elected or deemed to have been elected at the time of deferral. Payment shall be made to the Participant, the Participant’s beneficiary in the event of death, or the Participant’s estate in the case of Disability if there is no attorney-in-fact, as the case may be.
7.3     Tax. In all cases, for purposes of compliance with Section 409A of the Code, payment shall be deemed to be made upon the fixed date or payment event specified under Section 7.2(b) if the payment is made (a) thirty (30) days prior to the specified fixed payment date or event; (b) a later date within the same calendar year as the specified fixed payment date or event; or (c) if later, by the 15th day of the third calendar month following the specified fixed payment date or event. However, in no event shall a Participant be permitted, directly or indirectly, to designate the taxable year of the payment.
7.4    Dividend Equivalents. Grants of Performance Units may include, at the sole discretion of the Board, Dividend Equivalents on each Performance Unit credited to and accumulated under the Participant’s Account. “Dividend Equivalents” means a dollar amount equal to the cash dividend that the Participant would have been entitled to receive if the Participant had been the owner, on the record date for a dividend paid on the Common Stock, of a number of shares of Common Stock equal to the number of Performance Units then properly credited to and accumulated under the Performance Unit Account of the Participant. The payment of Dividend Equivalents attributable to any unvested Performance Units is not permitted during the period in which the Performance Units are unvested. Dividend Equivalents will be deemed to be reinvested in additional Performance Units on the date a dividend is paid on the Common Stock, and the additional Performance Units will be accumulated and credited to a Participant’s Account quarterly on or around the date each quarterly dividend is paid by the Company. The number of Performance Units acquired with the Dividend Equivalents shall equal the number of full shares of Common Stock that the amount of the Dividend Equivalents would have purchased at Fair Market Value on the dividend payment date, and standard rounding will be applied to determine the number of full Performance Units. All Performance Units credited to a Participant’s Account under this Section 7.4 shall be paid at the same time, and in the same form, as elected by the Participant under Section 5.3 with respect to the underlying Performance

Units in the Participant’s Account. All outstanding grants of Performance Units made prior to October 25, 2023, are deemed to include the right to receive Dividend Equivalents.
ARTICLE VIII
REGULATORY COMPLIANCE AND LISTING
8.1     Regulatory Compliance. If the Board decides to deliver Common Stock in lieu of cash under ARTICLE VII, the issuance or delivery of any Common Stock may be postponed by the Company for such period as may be required to comply with any applicable requirements under the federal securities laws, any applicable listing requirements of any national securities exchange and requirements under any other law or regulation applicable to the issuance or delivery of such shares, and the Company shall not be obligated to issue, purchase or deliver any Common Stock if the issuance, purchase or delivery of such shares shall constitute a violation of any provision of any law or of any regulation of any governmental authority or any national securities exchange. If the Company is unable to deliver Common Stock after a reasonable period of time, the Board shall direct the delivery of cash under ARTICLE VII to satisfy the distribution of Performance Units.
8.2     Other Agreements. As a condition to receipt of Common Stock, the Participant shall execute such agreements and other documents as the Company may reasonably request for securities law purposes.
ARTICLE IX
AMENDMENT, TERM AND TERMINATION
9.1    Amendment. Except as hereinafter provided, the Board shall have the sole right and power to amend the Plan at any time and from time to time. No termination, suspension or modification of this Plan may materially and adversely affect any right acquired by any Participant (or a Participant’s legal representative) or any successor or permitted transferee under a Performance Unit granted before the date of termination, suspension or modification, unless otherwise provided in a separate agreement or otherwise or required as a matter of law.
9.2    Limitation. The Board may not amend the Plan (i) without approval of the shareholders of the Company if shareholder approval would be required for such an amendment under the rules of the New York Stock Exchange or (ii) in a manner that would violate applicable law.
9.3    Term. The original effective date of the Plan was January 1, 1997 and the Plan as amended and restated herein shall commence as of the Effective Date and, subject to the terms of the Plan, including those requiring approval by the shareholders of the Company, shall continue in full force and effect until terminated.
9.4    Termination. The Plan will terminate automatically on May 23, 2027. In addition, the Board may at any time terminate the Plan unless otherwise required by law, the rights of a Participant with respect to Performance Units granted prior to such termination may not be impaired without the consent of such Participant.

ARTICLE X
ADJUSTMENTS
10.1     Adjustment. In the event of any change in the Common Stock of the Company by reason of any extraordinary dividend, stock dividend, spin-off, split-up, spin-out, recapitalization, warrant or rights issuance or combination, exchange or reclassification of shares, merger, consolidation, reorganization, sale of substantially all assets or, in the Board's sole discretion, other similar or relevant event, the Board shall proportionately adjust, in an equitable manner, the total number of Performance Units which may be granted under the Plan under ARTICLE V and the number of Performance Units held by a Participant under the Plan and, if appropriate to reflect such event and preserve the value of such Performance Units, the number, kind and class of shares underlying the Performance Units.
ARTICLE XI
MISCELLANEOUS
11.1    Underscored References. The underscored references contained in the Plan are included only for convenience, and they shall not be construed as a part of the Plan or in any respect affecting or modifying its provisions.
11.2    Number and Gender. The masculine and neuter, wherever used in the Plan, shall refer to either the masculine, neuter or feminine; and, unless the context otherwise requires, the singular shall include the plural and the plural the singular.
11.3    Governing Law/Venue. This Plan shall be construed and administered in accordance with the laws of the State of Missouri, without giving regard to the conflict of laws provisions thereof. Any legal action against the Plan, the Company, an Affiliate, or the Board may only be brought in the Circuit Court in St. Louis County and/or the United States District Court in St. Louis, Missouri.
11.4     No Director Reelection. Nothing in the Plan shall be deemed to create any obligation on the part of the Board to nominate any Director for reelection by the Company’s shareholders.
    11.5     Limitations. Neither the adoption of this Plan by the Board nor the submission of the Plan to the Company’s shareholders for approval shall be construed as creating any limitations on the power or authority of the Board to adopt such other additional incentive or other compensation arrangements as the Board may deem necessary or desirable
    11.6     Deductions. The Company shall have the right to (i) deduct from all amounts paid pursuant to the Plan any taxes required by law to be withheld with respect to such amounts, and (ii) require, within three months after issuance or delivery of any Common Stock, payment by the Participant of any taxes required by law with respect to the issuance or delivery of such shares.
11.7     Designation of Beneficiary. Each Participant may designate one or more beneficiaries to receive all payments due to such Participant hereunder upon his or her death. Such beneficiary designation may be revoked or amended by such Participant, from time to time, by appropriate notice in writing delivered to the General Counsel of the Company. In the absence of any beneficiary designation or in the event that the designated beneficiaries shall not be living at the time of death of the Participant, the Account value on the date of death of the Participant shall be payable and delivered to the estate of such deceased Participant.
    11.8     Common Stock. The shares of any Common Stock delivered under the Plan may be either authorized but unissued shares (subject to payment of any required par value) or treasury shares, as determined from time to time by the Board. In either case, the shares shall be fully registered and transferable without restriction.
11.9     Assignment. No rights, interests or benefits under this Plan may be assigned, transferred, pledged or hypothecated in any way. Such rights, interests or benefits shall not be subject to execution, attachment or similar process. Any attempted assignment, transfer, pledge or hypothecation, or other disposition of such rights, interests or benefits contrary to the preceding provisions, or the levy of any attachment or similar process thereupon, shall be null and void and without effect.
    11.10     Successors and Assigns. This Plan shall be binding upon and inure to the benefit of the successors and assigns of the Company, whether by way of merger, consolidation, operation of law, assignment, purchase or other acquisition of substantially all of the assets or business of the Company and any such successor or assign shall absolutely and unconditionally assume all of the Company’s obligations hereunder.
    11.11     No Equitable Rights. The payments to a Participant or his or her beneficiary hereunder shall be made from assets which shall continue, for all purposes, to be part of the general, unrestricted assets of the Company. No person shall have any interest in any such assets by virtue of the provisions of the Plan. The Company’s obligation hereunder shall be an unfunded and unsecured promise to pay money in the future. To the extent that any person acquires a right to receive payments from the Company under the provisions hereof, such right shall be no greater than the right of any unsecured general creditor of the Company. No such person shall have nor acquire any legal or equitable right, interest or claim in or to any property or assets of the Company.
    11.12    Tax Compliance. Payments and benefits under this Plan are intended to comply with Code Section 409A to the extent subject thereto, and, accordingly, to the maximum extent permitted, this Plan shall be interpreted and administered to be in compliance therewith. For purposes of Code Section 409A, a Participant’s entitlement to annual installment payments shall be treated as an entitlement to a single payment. For purposes of this Plan, a termination of directorship or Retirement shall only be deemed to occur if such termination constitutes a “separation from service” within the meaning of Code Section 409A.
    11.13 Severability. In the event any provision of this Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of this Plan, and this Plan shall be construed and enforced as if the illegal or invalid provision had not been included.